Exhibit 10.33

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is entered into as of May 8, 2006, between Datamark Inc., a Delaware corporation (the “Company”), and Donald L. Bailey (“Employee”).

WITNESSETH:

WHEREAS, the Company is primarily engaged in the business of providing integrated enrollment marketing services to post-secondary educational institutions; and

WHEREAS, the Company wishes to avail itself of the services of Employee for the management of the Company’s business being acquired, and Employee wishes to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises of the parties and for other good and valuable consideration, the parties agree as follows:

1.  Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee in the position of Chief Operating Officer and Employee accepts such employment. The term of this Agreement shall continue until termination in accordance with Section 4 of this Agreement, or until either the Company provides the Employee, or the Employee provides the Company, with written notice to the contrary.

During the period during which Employee is employed by the Company (the “Employment Period”), Employee shall render such services to the Company and its Affiliates as the Company may from time to time direct. Employee shall devote his best efforts and substantially all of his business time and attention to the business of the Company and its Affiliates (except (i) as otherwise specifically permitted herein, (ii) for vacation periods and reasonable periods of illness or other incapacity, (iii) for up to 5% of his business time which may be devoted to outside charitable or civic activities and investments and other business activities that do not compete with the business and operation of the Company or its Affiliates) and shall faithfully and diligently carry out such duties and have such responsibilities as are customary among persons employed in substantially similar capacities for similar companies. Employee shall report to the Chief Executive Officer of the Company and Employee shall faithfully and diligently comply with all of his reasonable and lawful directives.  For purposes of this Agreement, the term “Affiliate” means any corporation, limited partnership, limited liability company or other entity which controls, is controlled by or is under common control  with the Company, including without limitation eCollege.com, a Delaware corporation (“eCollege”).

2. Compensation.

(a)  During the Employment Period, the Company will pay Employee a base salary of $225,000 per year (pro rated for any partial year), or such higher amount as the Compensation Committee of eCollege’s Board of Directors (the “Compensation Committee”) may in its sole discretion establish from time to time (“Base Salary’). Base Salary will be payable in accordance with the Company’s regular payroll practices.

(b) In addition, Employee shall be eligible to receive an annual cash bonus (“Annual Bonus”) based upon Employee’s performance and the financial performance of the Company and eCollege.  Such Annual Bonus shall be determined and paid in accordance with eCollege’s bonus plan as approved by the Compensation Committee in its sole discretion. Employee’s Annual Bonus opportunity for 2006 is 50% of Base Salary (pro rated for the partial year).

(c) In addition, Employee will receive as a starting bonus Share Rights representing shares of common stock of eCollege with an aggregate fair value equal to $50,000. Such Share Rights will be granted effective as of the Start Date, will vest in twelve equal monthly installments beginning on June 8, 2006 and ending on May 8, 2007 and will be issued pursuant to eCollege’s standard Share Rights Award agreement..

(d) In addition, Employee will receive Stock Appreciation Rights representing 90,000 shares of eCollege common stock. Such Stock Appreciation Rights will be granted effective as of the Start Date and will be issued pursuant to eCollege’s standard form of Stock Appreciation Rights Agreement.

3. Benefits.  In addition to the compensation described in Section 2 above, Employee shall be entitled during the Employment Period to the following benefits:

(a) such health insurance and other benefits as are available from time to time to the Company’s salaried employees generally;

(b) vacation time, sick leave, personal time and/or paid time off in accordance with the Company’s policies as in effect from time to time;

(c) reimbursement, upon submission of documentation in accordance with the Company’s regular expense policies, for reasonable business expenses incurred on the Company’s behalf by Employee;

(d) participation in any savings plan, 401(k) plan, profit sharing plan, pension plan or Employee Stock Purchase Plan as is available from time to time to the Company’s salaried employees generally; and

(e) opportunity to participate in all other employee benefit programs from time to time in effect for salaried employees of the Company generally (subject to any contribution therefor generally required of such employees and except to the extent such programs are in a category of benefit otherwise provided to the Employee).

4. Termination.

a)              At-Will Employment.  Employee agrees and acknowledges that, just as he has the right to terminate his employment with the Company at any time for any reason, the Company has the same right, and may terminate his employment with the Company at any time for any reason.

b)    Severance.  In the event that the Company terminates Employee other than for Cause (as defined in Paragraph 4)c) below), the Company shall provide Employee with severance pay equal to six (6) months of Employee’s Base Salary paid on the Company’s normal payroll dates (“Severance”), provided that the Employee executes a severance agreement waiving any claims against the Company and in which the Company waives any claims against the Employee.

c) Immediate Termination.  The employment of Employee by the Company may be terminated immediately in the sole discretion of the either the CEO  or the Board of Directors of the Company upon the occurrence of any one of the following events (such occurrence being referred to herein as “Cause”):

i)                 After Employee receives written notice of conduct which is in violation of policies, standards, and regulations of the Company as established from time to time and after the prescribed period of time to correct the conduct has expired, the Employee willfully and continuously fails or refuses to comply with the policies, standards, and regulations of the Company;

ii)              Employee engages in fraud, dishonesty, or any other act of material misconduct in the performance of Employee’s duties on behalf of the Company; or

iii)           Employee fails to perform any material provision of this Agreement to be performed by Employee, provided however, that if such breach can be cured, the Employee will receive reasonable, written notice of breach and opportunity to cure such breach.

5. Confidentiality. Employee acknowledges that during the course of his performance of services for the Company he will acquire certain confidential information pertaining to the Company and its Affiliates, including, but not limited to, investment plans or strategies, trade secrets, customer lists, customer, vendor or consultant contracts and the details thereof, pricing policies, operational methodology, marketing and merchandising plans or strategies, business acquisition plans, personnel acquisition plans, and all other information pertaining to the business of the Company or any Affiliate that is not publicly available (collectively, the “Confidential Information’); provided, however, that the term “Confidential lnformation” shall not include (a) any information which is or becomes publicly available otherwise than through breach of this Agreement (b) any information which is or becomes known or available to Employee on a nonconfidential basis and not in contravention of applicable law from a source which is entitled to disclose such information to Employee or (c) any information, techniques, know-how or strategy which Employee can reasonably demonstrate was known to Employee prior to his commencing work at the Company. Employee shall not, during his employment with the Company, directly or indirectly disclose to any person, except to the Company or its officers and agents or as reasonably required in connection with his duties on behalf of the Company or as required by law or by court order, or use, except on behalf of the Company, any Confidential Information acquired by Employee during his employment. Employee shall not, at any time after his employment with the Company has ended, directly or indirectly disclose to any person, any Confidential lnformation nor use the Confidential Information for any purpose whatsoever except as required by law or by court order. Upon termination of Employee’s employment with the Company for any reason or at any time during employment upon the Company’s request, Employee shall immediately return to the Company all documents and materials (including software) constituting or relating directly or indirectly to the Confidential Information. Employee acknowledges that all such documents and materials are and shall remain the property of the Company.

6. Inventions and Patents. All inventions, innovations or improvements relating to the Company’s business or method of conducting business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by Employee during his employment with the Company belong and are hereby assigned to the Company. Employee will promptly disclose such inventions, innovations or improvements to the CEO and perform all actions reasonably requested by the CEO or the Board of Directors of the Company to establish and confirm such ownership (including execution of written assignments).

7.  Other Businesses. During the Employment Period, Employee shall not during regular business hours, directly or indirectly, become engaged in, render services for, or permit his name to be used in connection with, or counsel or consult with, any business other than the business of the Company and its Affiliates, except as explicitly permitted herein or as reasonably required in connection with his duties on behalf of the Company.

8. Noncompetition.

(a) During Employee’s employment with the Company, Employee shall not directly or indirectly interfere with the relationship between the Company or any Affiliate and any employee (except in furtherance of Employee’s duties hereunder). For a period of one year after termination of Employee’s employment with the Company for any reason, Employee shall not, on behalf of himself or any other person, directly or indirectly solicit employment from, offer employment to or employ any person who (i) is then currently an employee of the Company or any Affiliate or (ii) during the then preceding 180 days resigns without good reason his or her employment with the Company or any Affiliate without the Company’s or such Affiliate’s consent, and Employee shall not otherwise interfere, directly or indirectly, with the relationship between the Company or any Affiliate and any employee. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Employee following the six month anniversary of the termination of his employment to make a general advertisement or to hire a former employee responding to such advertisement or who initiates contact with the Employee.

(b) During Employee’s employment with the Company, and for a period of one year thereafter, Employee shall not (except in furtherance of his duties on behalf of the Company), directly or indirectly interfere with the relationship between the Company or any Affiliate and any customer, distributor, vendor or supplier of the Company or any Affiliate. Notwithstanding the foregoing, it shall not be a violation of this provision if Employee becomes an employee of an institution of higher learning and exercises independent judgment whether that institution uses the Company for its services.

(c) During Employee’s employment with the Company, and for a period of one year thereafter, Employee shall not (except in furtherance of his duties on behalf of the Company), directly or indirectly own, control, manage, operate, be employed by, consult with, participate or engage in or otherwise have an interest in, any entity, business or enterprise (regardless of form) which is engaged in the business of providing enrollment, admissions, retention or other marketing services (via direct mail, interactive or other media)  to institutions of higher education or is otherwise competitive to any business conducted or planned to be conducted by the Company or any Affiliate in any geographic area in which the Company or any Affiliate conducts or plans to conduct such business. Notwithstanding the foregoing covenant, it shall not be deemed a violation of such covenant if after termination of his employment with the Company, Employee is employed by, owns a direct or indirect interest in, or assists in founding, a school or other educational organization, whether or not such school or educational organization is a current or potential customer of the Company and whether or not such school or educational organization uses any direct mail, interactive or other marketing techniques, strategies or forms of advertising, or any other services provided by the Company or its Affiliates.

(d) The periods of time during which Employee is prohibited from engaging in such business practices pursuant to this Section 8 shall be extended by any length of time during which Employee is in breach of any such covenants.

(e) Employee acknowledges that the restrictive covenants contained within this Section 8 are essential elements of this Agreement, and that, but for the agreement of Employee to comply with such covenants, the Company would not have entered into this Agreement. Employee further acknowledges that the enforcement by the Company of the provisions contained herein will cause no undue hardship to Employee.

(f) Nothing contained in this Agreement shall be deemed to prevent or limit the right of Employee to own capital stock or other securities of any corporation which are publicly owned or regularly traded in the over-the-counter market or on any securities exchange or any entity the stock or other securities of which are owned by Employee on the date of execution of this Agreement; provided, however, such investment does not exceed, directly or indirectly, 3% of the issuer’s outstanding securities of that class.

(g) Employee further acknowledges and agrees that any breach of these obligations and covenants would cause immediate and irreparable harm to the Company and its business for which monetary damages and other legal remedies could not adequately compensate.

(h) Employee expressly acknowledges and agrees that the covenants and agreements set forth in this Section 8 are reasonable in all respects, and necessary in order to protect, maintain and preserve the value and goodwill of the Company, as well as the proprietary and other legitimate business interests of the Company.

9. Equitable Relief. In the event of a breach or threatened breach by the Employee of any of the provisions of Sections 5,6 ,7 or 8 of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to prejudgment injunctive relief or similar equitable relief restraining the Employee from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Employee under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have as a result of any breach or threatened breach by the Employee of any of such provisions.

I0. Employee’s Representations and Warranties.  Employee represents and warrants to the Company that there is no employment contract or any other contractual obligation to which Employee is subject, which prevents Employee from entering into this Agreement or from performing fully Employee’s duties under this Agreement.

11. General Provisions.

(a) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service, to the recipient at the return address below indicated.

To the Company:
2305 President’s Drive
Salt Lake City, UT 84120
Attn: Chief Executive Officer

To Employee:
At Employee’s last known residence address, as listed with the Company

Or to such address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or if mailed, five days after so mailed.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision in such jurisdiction or any jurisdiction, or the legality or enforceability of such provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein except that any court having jurisdiction shall have the power to reduce the duration, area or scope of such invalid, illegal or unenforceable provision and, in its reduced form, it shall be enforceable.

(c) Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by Employee and the Company, except that Employee may not assign any of his rights or obligations under this Agreement. The Company may assign its rights under this Agreement, as security, to any lender to the Company, and in the event of a sale of substantially all of the stock of the Company, or consolidation or merger of the Company into another corporation or entity or the sale of a substantial portion of the operating assets of the Company to another corporation, entity or Person the Company may assign its rights and obligations under this Agreement to its successor-in-interest, in which event such successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of the Company hereunder.

(e) Choice of Law. All questions concerning the construction, validity and Interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

(f) Return of Property. Employee agrees that in the event his employment is terminated for any reason, voluntarily or involuntarily, he will immediately return all materials in his possession belonging to the Company and any of its Affiliates or the Company’s and Affiliate’s customers to the Company and its Affiliates. Materials that must be returned include, but are not limited to, display equipment, supplies, equipment, checks, cash and credit cards.

g) Binding Arbitration. Except with respect to the provisions contained in 5, 6, 7 and  8 herein, which shall not be subject to binding arbitration, the Company and Employee agree that all disputes, controversies or claims that may arise between them, including, without limitation, any dispute, controversy or claim as to the interpretation or enforcement of any of the provisions of this Agreement, shall be submitted to binding arbitration in Salt Lake City, Utah in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

(h) Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of Employee and the Company.

(i) Survival. No termination of Employee’s employment by either or both parties shall reduce or terminate the covenants and agreements herein which are expressly intended to survive termination of employment.

(k) Interpretation. Captions and headings used herein are for convenience only, do not constitute a part of this Agreement, and shall not be considered in construing this Agreement. Unless the context otherwise requires, all article, section or subsection cross references are to articles, sections or subsections within this Agreement. As used herein, the term “person” shall include an individual, corporation, partnership, venture, proprietorship, trust, benefit plan or other entity or enterprise.

(l) Counterparts. This Agreement may be executed in counterparts, each of which individually shall be deemed an original but all of which collectively shall constitute the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date and year first above written.

DATAMARK, INC.

By:	/s/ Thomas L. Dearden
Title:	President & CEO

EMPLOYEE

/s/ Donald L. Bailey
Donald L. Bailey